Exhibit 10.11

VIA HAND DELIVERY (Delivered as amended via electronic mail)

October 2, 2013 (as amended October 8, 2013, October 14, 2013, and October 17, 2013)

James E. Shipley

1 Pheasant Lane

Bedford, MA 01730

Dear Jim:

In connection with your separation of employment from Concert Pharmaceuticals, Inc. (the “Company”) on October 15, 2013, you are eligible to receive the severance benefits described in paragraph 2 below if you sign and return this letter agreement to me by October 25, 2013 (but in no event earlier than October 15, 2013) and it becomes binding between you and the Company. By timely signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this letter agreement by October 25, 2013 or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company. You will, however, receive payment on your Separation Date, as defined below, for your final wages and any unused vacation time accrued through the Separation Date. You may also, if eligible, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period.

1. Separation Date; Equity – Your effective date of separation from the Company will be October 15, 2013 (the “Separation Date”). As of the Separation Date, all prospective salary payments from the Company will cease and your participation in the Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law and except as provided in paragraphs 2 and 8 hereof. On your Separation Date the Company shall pay you any base salary that you earned through the Separation Date but did not receive, and any vacation time that you accrued but did not use (“Accrued Benefits”). Pursuant to the terms of the incentive stock options granted to you under the Company’s Amended and Restated 2006 Stock Option Grant Plan, you will have up to one (1) year following the Separation Date to exercise any vested stock options you hold as of the Separation Date. All vesting will cease, and all unvested stock options will be cancelled, on the Separation Date. Notwithstanding anything to the contrary, if you exercise your vested stock options under your Incentive Stock Option

99 Hayden Avenue — Suite 500 — Lexington, MA 02421 — 781.860.0045 (Tel) — 781 860 8923 (Fax)

Shipley, J. letter 02 October 2013

Agreements, dated March 24, 2011 and December 15, 2011, in either case after January 14, 2014 and before the Final Exercise Date (as defined in such Agreements), then your options will be treated as nonqualified stock options for federal tax purposes and if you exercise while the options are treated as nonqualified stock options, the Company will require that you satisfy your income and employment tax withholding obligations as a condition to your exercise of the option.

2. Description of Severance Benefits – If you timely sign and return this letter agreement and do not revoke your acceptance, the Company will provide you with the following severance benefits (the “severance benefits”):

a. Severance Pay. The Company will continue to pay to you your current base salary rate as severance pay for the twelve (12) months following the Separation Date, ending on October 15, 2014. This severance pay will be paid in a series of separate, substantially equal installments in accordance with the Company’s normal payroll practices (“Severance Payments”), commencing in the Company’s first payroll cycle in 2013 beginning after this letter agreement becomes binding and enforceable (the “Payment Commencement Date”). The first Severance Payment will include a “catch up” payment for an amount equal to the severance pay you would have received between the Separation Date and the Payment Commencement Date had payments hereunder commenced immediately after the Separation Date.

b. COBRA Benefits. Contingent upon your timely COBRA elections, you will continue receiving family coverage under the Company’s group medical and/or dental plans pursuant to the “COBRA” law, and the Company will, until the earlier of (x) October 15, 2014, or (y) the date on which you become eligible to enroll in the health and/or dental plan of a new employer, pay the entire premium amount for such coverage. You are required to immediately advise the Company of the date on which you become eligible to enroll in the medical and/or dental plan of a new employer. In addition, and contingent upon your timely COBRA election, the Company will, for the three-month period between October 2013 and December 2013, pay your monthly $208.34 Flexible Spending Account contribution payments. In the event you remain eligible under COBRA to continue participating in the Company’s Flexible Spending Account following December 2013, you will be responsible for paying any and all contribution payments after such date.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits following the Separation Date other than as described in this paragraph 2 and paragraph 8.

3. Release – In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the

99 Hayden Avenue — Suite 500 — Lexington, MA 02421 — 781.860.0045 (Tel) — 781 860 8923 (Fax)

Shipley, J. letter 02 October 2013

Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973,29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen, Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen, Laws ch. 149, § 148 et seq., (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass, Gen. Laws ch. 12, §§ 11H and 111, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen, Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to your December 10, 2010 Offer Letter); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

4. Continuing Obligations – You acknowledge and reaffirm your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. You further acknowledge and reaffirm your obligations set forth in the Employee Confidentiality, Non-competition and Proprietary Information Agreement (the “Non-Compete Agreement”) you executed for the benefit of the Company, which remain in full force and effect.

5. Continued Assistance – You agree that after the Separation Date you will assist the Company in transitioning your job duties; provided, however, that you will not be required to provide the Company with any amount of continued assistance that would require compensation under Massachusetts’ wage law.

6. Cooperation – Subject to the terms of this paragraph, you agree to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party. You agree that your full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company provided that any such service which you provide the Company shall be compensated under such terms as you and the Company shall mutually agree in a separate writing and provided further that you will not receive any compensation for time spent testifying under oath unless such testimony is in your capacity as the Company’s expert witness. You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

Notwithstanding anything to the contrary, the terms of the Indemnification Agreement between you and the Company, dated January 4, 2011 (“Indemnification Agreement”), shall survive such that the Company shall continue to indemnify you as and to the extent described under the Indemnification Agreement.

99 Hayden Avenue — Suite 500 — Lexington, MA 02421 — 781.860.0045 (Tel) — 781 860 8923 (Fax)

Shipley, J. letter 02 October 2013

7. Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

8. Business Expenses, Final Compensation and 401(k) Benefits – Except as otherwise provided in this paragraph, you acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other such reimbursements are owed to you. As soon as practicable after October 15, 2013 but in no event later than November 1, 2013, the Company shall reimburse you, or pay any invoice that you present to the Company for your mobile telephone use for the period beginning on the date for which the Company last reimbursed you for such use and ending on your Separation Date. In addition, the Company shall transfer to your Individual Retirement Account (“IRA”) the full vested balance of your accounts in the Concert Pharmaceuticals 401(k) Plan (“401(k) Plan”) as soon as practicable after your Separation Date and in accordance with the terms of the 401(k) Plan and your instructions to do so. Subject to your receipt of your Accrued Benefits, as defined in paragraph 1 hereof, you acknowledge that as of the date you receive reimbursement for the mobile phone amount described in this paragraph 8, you will have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time. You further acknowledge that the Company has no further obligations to you, other than the severance benefits, COBRA continuation, and 401(k) Plan transfer obligations set forth herein.

9. Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10. Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11. Confidentiality – To the extent permitted by law, you understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

99 Hayden Avenue — Suite 500 — Lexington, MA 02421 — 781.860.0045 (Tel) — 781 860 8923 (Fax)

Shipley, J. letter 02 October 2013

12. Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13. Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You further acknowledge that the changes made to the October 2, 2013, October 8, 2013, and October 14, 2013 letter agreements were made at your request and that, whether material or immaterial, such changes did not re-start the twenty-one (21) day review period. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14. Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15. Applicable Law – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

16. Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above, or the Company’s obligations under the Indemnification Agreement, the 401(k) Plan and the Amended and Restated 2006 Stock Option Grant Plan.

17. Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 2 of this letter agreement.

18. Electronic Signature – For purposes of establishing a binding contract, the Company shall accept your signing a copy of this letter agreement and submitting it by telefacsimile or electronic mail, and the date of your delivery of such document to the Company shall establish the date of your signature. You will follow any such signed document with an originally signed copy of this letter.

99 Hayden Avenue — Suite 500 — Lexington, MA 02421 — 781.860.0045 (Tel) — 781 860 8923 (Fax)

Shipley, J. letter 02 October 2013

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

/s/ Roger D. Tung, Ph. D.
Roger D. Tung, Ph. D.
President and CEO

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I acknowledge that the changes made to the October 2, 2013, October 8, 2013, and October 14, 2013 letter agreements were made at my request and that, whether material or immaterial, such changes did not re-start the twenty-one (21) day review period. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ James E. Shipley	18 Oct 2013
James E. Shipley	Date

To be returned by October 25, 2013 (but in no event earlier than October 15, 2013).

99 Hayden Avenue — Suite 500 — Lexington, MA 02421 — 781.860.0045 (Tel) — 781 860 8923 (Fax)